RIDDELL BELL HOLDINGS REPORTS SECOND QUARTER RESULTS

DALLAS, TX – August 16, 2005 – Riddell Bell Holdings, Inc. (RBH), a leading designer, developer and marketer of branded head protection equipment and related accessories for numerous athletic and recreational activities, released operating results for the fiscal quarter ended July 2, 2005 today.

Results for the Fiscal Quarter Ended July 2, 2005

Net sales for the fiscal quarter increased $70.1 million or 208.0% from the prior year comparable period. Net sales for the two fiscal quarters ended July 2, 2005 increased $129.1 million or 208.5% from the prior year comparable period. Team Sports net sales for the fiscal quarter increased $3.9 million or 11.5% compared to prior year comparable period. Team Sports net sales for the two fiscal quarters ended July 2, 2005 increased $3.9 million or 6.2% compared to prior year comparable period. Sales of Team Sports products increased in football protective products and game cloth.

RBH’s President and Chief Executive Officer, Bill Fry, said, “We are very pleased with the results for the first half of 2005. We continue to see sales growth in both segments, which has been enhanced by our entry into new product categories like Powersports.”

Fiscal quarter gross profit was $39.1 million or 37.5% of net sales compared to $15.0 million or 44.6% of net sales in the prior year comparable period. For the two fiscal quarters ended July 2, 2005 gross profit was $70.3 million or 36.8% of net sales compared to $26.9 million or 43.5% of net sales in the prior year comparable period. Gross profit changed as a result of the inclusion of Individual Sports whose product margins typically yield a lower margin percentage than Team Sports products and services. Gross profit for Team Sports improved 1.1 percentage points to 45.7% due to lower shipping and distribution costs as a result of the restructuring of the Team Sports operations. For the two fiscal quarters ended July 2, 2005, the Team Sports gross profit remained flat at 43.5% as the benefits of certain restructuring initiatives were offset by temporary inefficiencies resulting from the movement and start up of our new helmet production line during the period as mentioned above.

RBH’s operating income was $12.3 million for the second fiscal quarter of 2005, compared to $4.2 million for the second fiscal quarter of 2004. The Company’s net income was $3.5 million for the second fiscal quarter of 2005 compared to $1.2 million for the second fiscal quarter of 2004. Operating income for the first two fiscal quarters ending July 2, 2005 was $17.7 million compared to $6.6 million in the comparable period of the prior year. For the fiscal quarter and the two fiscal quarters ending July 2, 2005, adjusted EBITDA was $18.8 million and $31.8 million, respectively, as calculated under the terms of our credit agreements. For a full discussion of adjusted EBITDA see the Reconciliation of Non-GAAP Financial Measures information included later in this press release.

RBH’s Executive Vice President and Chief Financial Officer, Jeff Gregg, said, “During the second quarter we made substantial progress at improving our operational efficiency with the successful completion of our operating facility consolidation in the Team Sports business unit. We will continue to focus on operational efficiency improvements to help offset raw material cost pressures which continue to impact our gross profit.”

Balance Sheet Items

Net debt (total debt of $279.5 million less cash of $0.7 million) totaled $278.8 million as of July 2, 2005, an increase of $6.1 million during the fiscal quarter. The increase in net debt is primarily attributable to an increase in seasonal working capital requirements during the quarter.

Conclusion

The Company will web cast its 2005 fiscal quarter financial results via a conference call on Monday, August 22, 2005, beginning at 2:00 p.m. Eastern Time. The web cast will be available via the following URL http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=1115077. The conference call will also be available for replay at 1-888-286-8010, passcode 54882874, through September 5, 2005.

Riddell Bell Holdings, Inc. is a leading designer, developer and marketer of branded head protection equipment and related accessories for numerous athletic and recreational activities. RBH markets and licenses its products under such well-known brand names as Riddell, Bell, Giro, Blackburn and MacGregor. RBH’s branded helmets and accessories incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Irving, Texas, RBH has 22 facilities worldwide. More information is available at www.riddellbellholdings.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance. All statements other than statements of historical acts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties, including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements; (iii) the success of new products; (iv) our relationships with our major suppliers; (v) fluctuations in costs of raw materials; (vi) our relationship with significant customers and licensees; (vii) our labor relations; (viii) departure of key personnel; (ix) encroachments on our intellectual property; (x) product liability claims; (xi) the timing, cost and success of opening new manufacturing facilities; (xii) our level of indebtedness; (xiii) interest rate risks; (xiv) future acquisitions; (xv) an increase in return rates; and (xvi) other risks outlined under “Risk Factors,” in our recently filed registration statement.

These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of our forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. The forward-looking statements in this press release speak only as of the date of this release and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	July 2,	December 31,
	2005	2004
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$702	$1,429
Accounts receivable, net	103,797	66,373
Inventories, net	60,070	49,643
Current deferred taxes	12,022	14,210
Other current assets	9,109	10,947

Total current assets	185,700	142,602
Property, plant and equipment, net	20,045	20,469
Intangible assets, net	180,839	185,059
Goodwill	101,544	101,544
Other assets	21,351	20,902

Total assets	$509,479	$470,576

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$1,173	$1,184
Accounts payable	21,869	19,693
Accrued expenses	35,686	33,066
Revolving credit facility	30,000	—

Total current liabilities	88,728	53,943
Long-term debt, less current portion	48,318	248,914
Deferred taxes and other noncurrent liabilities	41,444	42,247

Total liabilities	378,490	345,104

Stockholder’s Equity:
Common stock; $.01 par value, 100 shares authorized, 100 shares issued and outstanding at July 2, 2005 and December 31, 2004, respectively	—	—
Additional paid-in capital	141,000	139,004
Accumulated deficit	(10,095)	(13,739)
Accumulated other comprehensive income	84	207

Total stockholder’s equity	131,545	125,472

Total liabilities and stockholder’s equity	$509,479	$470,576

See accompanying notes to condensed consolidated financial statements.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands)

	Fiscal Quarter Ended
	July 2,	June 30,
	2005	2004
Net sales	$103,781	$33,698
Cost of sales	64,747	18,684

Gross profit	39,034	15,014

Selling, general and administrative expenses	24,603	9,725
Amortization of intangibles	2,106	1,089

Income from operations	12,325	4,200
Interest expense, net	5,592	2,122

Income before income taxes	6,733	2,078
Income tax provision	3,258	832

Net income	3,475	1,246
Other comprehensive income
Foreign currency translation	31	—

Comprehensive income	$3,506	$1,246

See accompanying notes to condensed consolidated financial statements.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands)

	Two Fiscal Quarters Ended,
	July 2,	June 30,
	2005	2004
Net sales	$191,014	$61,912
Cost of sales	120,718	34,998

Gross profit	70,296	26,914

Selling, general and administrative expenses	48,418	18,599
Amortization of intangibles	4,220	1,746

Income from operations	17,658	6,569
Interest expense, net	10,682	3,977

Income before income taxes	6,976	2,592
Income tax provision	3,332	1,038

Net income	3,644	1,554
Other comprehensive (loss)
Foreign currency translation	(123)	—

Comprehensive income	$3,521	$1,554

See accompanying notes to condensed consolidated financial statements.

Reconciliation of Non-GAAP Financial Measures

This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EBITDA is a term defined in our senior secured credit facility and it differs from the term EBITDA as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of EBITDA, such as management fees, variable stock compensation expenses, bank allowable restructuring costs, etc. Adjusted EBITDA is presented because it is a material component of the covenants contained within our senior secured credit facility and is a measure used by management in the calculation of the fee paid under our management agreement and to determine compensation for certain of our employees. We believe that adjusted EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Adjusted EBITDA and EBITDA, however, should not be considered as alternatives to operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA and EBITDA have important limitations as analytical tools, and you should not consider these terms in isolation or as a substitute for analysis of our results as reported under GAAP. For example, each term: (i) does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, our working capital needs; (iii) does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; (iv) excludes tax payments that represent a reduction in cash available to us; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that adjusted EBITDA and EBITDA are useful, since they provide investors with additional information not available in a GAAP presentation. To compensate for these limitations, however, we rely primarily on our GAAP results and use adjusted EBITDA and EBITDA only supplementally. A reconciliation of these Non-GAAP financial measures to net income, their most comparable GAAP financial measure, is shown in the following reconciliation table:

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(unaudited and in thousands)

	Fiscal Quarter	Two Fiscal Quarters
	Ended	Ended
	July 2, 2005	July 2, 2005
Net Income	$3,475	$3,644

Add back:
Interest	5,592	10,682
Depreciation and amortization expenses	3,380	6,774
Income tax expense	3,258	3,332

EBITDA	15,705	24,432
Adjustments:
Product liability insurance renewal costs	—	1,300
Management and board fees and expenses	676	1,506
Consulting expenses	124	209
Hiring and separation costs	—	97
Agreed upon acquisition costs	182	589
Stock compensation expenses	933	1,391
Transaction fees and costs	—	150
Bank allowable restructuring costs	1,165	2,168

Adjusted EBITDA	$18,785	$31,842

CONTACT:	Jeffrey L. Gregg Executive Vice President, Chief Financial Officer (469) 417-6700